UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     May 7, 2013

CHINA LOGISTICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	0-31497	65-1001686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23F. Gutai Beach Building No. 969, Zhongshan Road (South), Shanghai, China	200011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	86-21-63355100

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

China Logistics Group, Inc. is filing this Amendment No. 1 to the Current Report on Form 8-K originally filed with the Securities and Exchange Commission on May 13, 2013 to amended certain disclosure in response to comments from the staff of the Securities and Exchange Commission

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Audit Report.

On May 7, 2013, the Board of Directors of China Logistics Group, Inc. determined that certain of the company’s historical consolidated financial statements could no longer be relied upon as a result of errors in these financial statements, including:

•	the consolidated unaudited financial statements for the first three quarters of the years ended December 31, 2012, 2011 and 2010, and
•	the consolidated audited financial statements for the years ended December 31, 2011, 2010 and 2009.

For 2011, we have determined that we incorrectly understated accounts receivable, net, advances to suppliers and accounts payable and accrued expenses and overstated the beginning accumulated deficit. For 2010, we have determined that we incorrectly overstated accounts receivable, net, accounts payable and accrued expenses and the beginning accumulated deficit. For 2009, we have determined that we incorrectly overstated accounts payable and accrued expenses.  Our business and operations are in the People’s Republic of China (“PRC”).  These restatements were caused by errors that occurred in the consolidation process and related to adjustments made to convert financial statements prepared in accordance with PRC generally accepted accounting principles to generally accepted accounting principles in the United Statements (“U.S. GAAP”).

For example, in 2011, in the consolidation process, a U.S. GAAP adjustment was made for approximately $405,000 to write-off accounts receivable that was previously written in a prior year.  Accordingly, at December 31, 2011, accounts receivable balances were understated and bad debt expense was overstated.  In our 2011 restatement, we expect to revise this adjustment to reflect the proper accounts receivable balance which caused a decrease in bad debt expense and an increase in accounts receivable by approximately $405,000.  Additionally, in 2011, in the consolidation process, a U.S. GAAP adjustment amounting to approximately $290,000 was improperly recorded which caused allowance for doubtful accounts on accounts receivable to be understated as well as bad debt expense.  In our 2011 restatement, we expect to revise this adjustment to reflect the proper accounts receivable bad debt expense allowance which will cause an increase in bad debt expense and an increase in allowance for doubtful accounts by approximately $290,000.

In 2009, in the consolidation process, a U.S. GAAP adjustment was recorded for approximately $215,000 to accrue professional fees which were already reflected in the accounting records.  Accordingly, accrued expenses and professional fees were overstated. Additionally, due to an incorrect U.S. GAAP adjustment, cost of sales and accounts payable balance previously accrued in 2008 amounting to approximately $304,000 were not properly reversed in 2009.  Accordingly, at December 31, 2009 accounts payable and cost of sales were overstated.  In our 2009 restatement, we expect to revise these U.S. GAAP adjustments to reflect the proper amounts to costs of sales, professional fees and accounts payable and accrued expense balances which will cause a decrease in cost of sales of $304,000, a decrease in professional fees of $215,000 and a decrease in accounts payable and accrued expenses of approximately $519,000.

We expect these restatements to have the following approximate impact on our net income (loss):

•	an increase of $519,000 for the year ended December 31, 2009,
•	$0 for the year ended December 31, 2010,
•	an increase of $131,423 for the year ended December 31, 2011.

We expect to file the following amended reports as soon as practicable:

•
an amended Annual Report on Form 10-K for the year ended December 31, 2011 which will include the restated consolidated balance sheets at December 31, 2011 and 2010 and the restated consolidated statements of operations and comprehensive income (loss), restated consolidated statements of changes in stockholders’ equity (deficit), and restated consolidated statement of cash flows for the years ended December 31, 2011, 2010 and 2009,

•
an amended Quarterly Report on Form 10-Q for the period ended March 31, 2012 which will include the restated consolidated balance sheet at March 31, 2012 and December 31, 2011 and the restated consolidated statement of operations and comprehensive income (loss) and restated consolidated statement of cash flows for the for the three months ended March 31, 2012 and 2011,

•
an amended Quarterly Report on Form 10-Q for the period ended June 30, 2012 which will include the restated consolidated balance sheet at June 30, 2012 and December 31, 2011 and the restated consolidated statement of operations and comprehensive income (loss) and restated consolidated statement of cash flows for the for the three and six months ended June 30, 2012 and 2011, and

•
an amended Quarterly Report on Form 10-Q for the period ended September 30, 2012 which will include the restated consolidated balance sheets at September 30, 2012 and December 31, 2011 and the restated consolidated statement of operations and comprehensive income (loss) and restated consolidated statement of cash flows for the for the three and nine months ended September 30, 2012 and 2011.

All of these amended filings will include the cumulative impact of the correction of the errors in our 2009 audited financial statements.

Our Chief Financial Officer has discussed the matters disclosed in this report with both RBSM LLP, our current independent registered public accounting firm, and Sherb & Co., LLP, our former independent registered public accounting firm which issued the audit report on our financial statements at December 31, 2011, 2010 and 2009 and for the years then ended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LOGISTICS GROUP, INC.

Date:           May 21, 2013                                                                           By: /s/ Wei Chen
Wei Chen,
CEO and President